As filed with the Securities and Exchange Commission on March 29, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRGX Global, Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-2213805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339

(Address of principal executive offices, including zip code)

2018 Employment Inducement Grants

2019 Employment Inducement Grants

(Full title of the plans)

Victor A. Allums

PRGX Global, Inc.

600 Galleria Parkway

Suite 100

Atlanta, Georgia 30339

(Name and address of agent for service)

(770) 779-3900

(Telephone number, including area code, of agent for service)

COPY TO:

David W. Ghegan, Esq.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 3000

Atlanta, Georgia 30308

(404) 885-3139

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	90,000[2]	$7.55[12]	$679,500	$82.36
Common Stock, no par value per share	70,000[3]	$8.15[12]	$570,500	$69.14
Common Stock, no par value per share	11,111[4]	$9.50[12]	$105,554.50	$12.79
Common Stock, no par value per share	90,000[5]	$9.60[12]	$864,000	$104.72
Common Stock, no par value per share	70,000[6]	$9.15[12]	$640,500	$77.63
Common Stock, no par value per share	70,000[7]	$9.19[12]	$643,300	$77.97
Common Stock, no par value per share	100,000[8]	$8.96[12]	$896,000	$108.60
Common Stock, no par value per share	90,000[9]	$8.96[12]	$806,400	$97.74
Common Stock, no par value per share	102,767[10]	$7.98[13]	$820,080.66	$99.39
Common Stock, no par value per share	174,839[11]	$7.98[13]	$1,395,215.22	$169.10
Total	868,717	—	$7,421,050.38	$899.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock reserved for issuance pursuant to stock option awards granted to Mark Morel on February 13, 2018 as an inducement grant in connection with his employment.
(3)	Represents shares of common stock reserved for issuance pursuant to stock option awards granted to Doug Halka on March 5, 2018 as an inducement grant in connection with his employment.
(4)	Represents shares of common stock reserved for issuance pursuant to stock option awards granted to Deborah M. Schleicher on May 21, 2018 as an inducement grant in connection with her employment.
(5)	Represents shares of common stock reserved for issuance pursuant to stock option awards granted to Jim Fisher on May 29, 2018 as an inducement grant in connection with his employment.
(6)	Represents shares of common stock reserved for issuance pursuant to stock option awards granted to Anis Hadj-Taieb on August 7, 2018 as an inducement grant in connection with his employment.
(7)	Represents shares of common stock reserved for issuance pursuant to stock option awards granted Rick Cosgrove on November 5, 2018 as an inducement grant in connection with his employment.
(8)	Represents shares of common stock reserved for issuance pursuant to stock option awards granted to Kurt Abkemeier on January 3, 2019 as an inducement grant in connection with his employment.
(9)	Represents shares of common stock reserved for issuance pursuant to stock option awards granted to Carol O’Kelley on January 3, 2019 as an inducement grant in connection with her employment.
(10)	Represents shares of restricted stock granted to eight employees as inducement grants in connection with their employment.
(11)	Represents shares of common stock reserved for issuance upon vesting of performance-based restricted stock units awarded to eight employees as inducement grants in connection with their employment.
(12)

Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the price at which the stock options may be exercised.

(13)

Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s Common Stock as reported on the NASDAQ Global Select Market on March 28, 2019.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	General Plan Information.

The documents constituting Part I of this registration statement have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, PRGX Global, Inc. (“PRGX” or the “Registrant”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement which are incorporated by reference in the Section 10(a) prospectus. PRGX will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, telephone number (770) 779-3900.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by PRGX with the Securities and Exchange Commission (the “Commission”) are hereby incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 18, 2019;

•	Current Report on Form 8-K filed on January 7, 2019; and

•	The description of PRGX’s common stock contained in PRGX’s Registration Statement on Form S-3 (Registration No. 333-208075) as declared effective by the Commission on January 12, 2016.

In addition, all reports and documents subsequently filed by PRGX pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interest of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Legally Authorized Indemnification. Under PRGX’s articles of incorporation, bylaws, and Georgia law, PRGX may indemnify (or obligate itself to indemnify, pursuant to an agreement or otherwise) a director or officer for any liability or expenses incurred in any of several types of legal proceedings and lawsuits, whether threatened, pending or completed; whether civil, criminal, administrative, arbitrative, or investigative; and whether formal or informal.

However, PRGX may not indemnify any director or officer who has been adjudged liable or is subjected to injunctive relief for any of the following:

•	misappropriation of a business opportunity;

•	intentional misconduct or a knowing violation of law;

•	receipt of an improper personal benefit; or

•	an unlawful distribution to shareholders (meaning a dividend or other distribution that violates PRGX’s articles of incorporation and/or certain capitalization requirements of Georgia law).

Advancement or reimbursement of expenses prior to a final disposition requires a written affirmation that the foregoing criteria were met and an undertaking to repay any advances if it is ultimately determined that the criteria were not met.

Legally Required Indemnification. Georgia law requires PRGX to indemnify any director who was wholly successful in defense of the proceeding for his or her reasonable expenses incurred. PRGX’s bylaws also require indemnification of officers and directors under these circumstances.

Indemnification Required by Bylaws. PRGX’s bylaws require PRGX to indemnify its directors and officers against liability incurred in the defense of any proceeding, to which he or she was made a party by reason of the fact that he or she is or was a director or officer of PRGX, if he or she acted in a manner he or she believed in good faith to be in, or not opposed to, the best interest of PRGX, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. PRGX is also required to provide advances of expenses incurred by a director or officer in defending such proceeding upon receipt of a written affirmation of such officer or director that he or she has met certain standards of conduct and an undertaking by or on behalf of such officer or director to repay such advances if it is ultimately determined that he or she is not entitled to indemnification by PRGX.

Indemnification required under PRGX’s bylaws does not cover:

•	proceedings by (or in the right of) PRGX for which a director or officer was adjudged liable; or

•	proceedings in which a director or officer was held liable for improper receipt of a personal benefit.

However, because the indemnification required by the bylaws is nonexclusive, the foregoing limitation does not prevent PRGX from indemnifying an officer or director for any liabilities other than those specifically prohibited by Georgia law, as discussed above under “Legally Authorized Indemnification.”

Indemnification Agreements. PRGX has entered into indemnification agreements with each of its directors and executive officers (each, an “Indemnitee”). Pursuant to such agreements, subject to the restrictions on indemnification imposed by Georgia law discussed above, under “Legally Authorized Indemnification,” PRGX is required to indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any proceeding (including without limitation any such proceeding brought by or in the right of PRGX), because he or she is or was a director or officer of PRGX (or because he or she is or was serving at the request of PRGX in any of specified capacities for some other entity), or because of anything done or not done by the Indemnitee in such capacity, against expenses and liabilities (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PRGX, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of PRGX, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. The agreements also provide that under certain circumstances all reasonable expenses incurred by or on behalf of such Indemnitee shall be advanced from time to time by PRGX to the Indemnitee within a specified period after PRGX’s receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding.

Indemnification for Securities Law Liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling PRGX pursuant to the foregoing provisions of the Georgia Business Corporation Code and PRGX’s articles of incorporation, bylaws and indemnification agreements entered into with each of its directors and certain executive officers, PRGX has been informed that indemnification is considered by the Commission to be against public policy and therefore unenforceable.

D&O Insurance. PRGX currently maintains an insurance policy which insures the directors and officers of PRGX against certain liabilities, including certain liabilities under the Securities Act.

Elimination of Monetary Liability of Directors. Under PRGX’s articles of incorporation, directors cannot be held personally liable to PRGX or its shareholders for monetary damages, except liability for:

•	misappropriation of a business opportunity;

•	intentional misconduct or a knowing violation of law;

•	receipt of an improper personal benefit; or

•	an unlawful distribution to shareholders (meaning a dividend or other distribution that violates PRGX’s articles of incorporation and/or certain capitalization requirements of Georgia law).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Registrant, as amended and corrected through August 11, 2006 (restated solely for the purpose of filing with the Commission) (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on August 17, 2006)

3.1.1	Articles of Amendment of the Registrant effective January 20, 2010 (incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 8-K filed on January 25, 2010)

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed December 11, 2007)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K for the year ended December 31, 2001)

4.2	See Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant, filed as Exhibits 3.1 and 3.2 , respectively

5.1*	Opinion of Troutman Sanders LLP

23.1*	Consent of BDO USA, LLP

Exhibit Number	Description

23.2*	Consent of Troutman Sanders LLP (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included as part of the signature page hereto)

* Filed herewith

Item 9.	Undertakings.

(a)    Rule 415 offerings. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

(b)    Subsequent Documents Incorporated by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Indemnification of Officers, Directors and Controlling Persons. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 29th day of March, 2019.

PRGX GLOBAL, INC.

By:	/s/ Ronald E. Stewart
Ronald E. Stewart
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald E. Stewart, Kurt J. Abkemeier and Victor A. Allums, and each of them, such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including any post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Ronald E. Stewart	President, Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2019
Ronald E. Stewart

/s/ Kurt J. Abkemeier	Chief Financial Officer, Treasurer and Controller (Principal Financial Officer and Principal Accounting Officer)	March 29, 2019
Kurt J. Abkemeier

Signature	Title	Date

/s/ Kevin S. Costello	Director	March 29, 2019
Kevin S. Costello

/s/ Matthew A. Drapkin	Director	March 29, 2019
Matthew A. Drapkin

/s/ William F. Kimble	Director	March 29, 2019
William F. Kimble

/s/ Mylle H. Mangum	Director	March 29, 2019
Mylle H. Mangum

/s/ Gregory J. Owens	Executive Chairman of the Board	March 29, 2019
Gregory J. Owens

/s/ Joseph E. Whitters	Lead Director	March 29, 2019
Joseph E. Whitters